NovaStar Financial Declares Remaining 2006 Dividends

KANSAS CITY, Mo. – September 11, 2006 – NovaStar Financial, Inc. (NYSE:NFI), a residential lender and mortgage Real Estate Investment Trust, has announced the declaration of remaining common and preferred dividends for 2006.

The Board of Directors of NovaStar declared a common stock dividend of $1.40 per share, payable November 30, 2006, to shareholders of record as of November 20, 2006.

Also, the Board of Directors of NovaStar declared a common stock dividend of $1.40 per share, payable December 29, 2006, to shareholders of record as of December 19, 2006.

NovaStar anticipates these common dividends will fully satisfy a 100% distribution of its 2005 taxable income. The payment of the common dividend in December would represent an acceleration of the fourth quarter payment. Historically this dividend has been declared in December and paid in January.

In addition, the Board declared a quarterly dividend of $.55625 per share on NovaStar’s 8.90% Class C Cumulative Redeemable Preferred Stock, payable January 2, 2007, to holders of record as of December 5, 2006.

About NovaStar

NovaStar Financial, Inc. (NYSE: NFI) is a specialty finance company that originates, purchases, invests in and services residential nonconforming loans. The company specializes in single-family mortgages, involving borrowers whose loan size, credit details or other circumstances fall outside conventional mortgage agency guidelines. A Real Estate Investment Trust (REIT) founded in 1996, NovaStar efficiently brings together the capital markets, a nationwide network of mortgage brokers and American families financing their homes. NovaStar is headquartered in Kansas City, Missouri, and has lending operations nationwide.

For more information, including quarterly portfolio data, please visit our website at www.novastarmortgage.com.

Certain matters discussed in this release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are those that predict or describe future events and that do not relate solely to historical matters. Forward-looking statements are subject to risks and uncertainties and certain factors can cause actual results to differ materially from those anticipated. Some important factors that could cause actual results to differ materially from those anticipated include: our ability to generate sufficient liquidity on favorable terms; the size, frequency and structure of our securitizations; interest rate fluctuations on our assets that differ from our liabilities; increases in prepayment or default rates on our mortgage assets; changes in assumptions regarding estimated loan losses and fair value amounts; changes in origination and resale pricing of mortgage loans; our compliance with applicable local, state and federal laws and regulations or opinions of counsel relating thereto and the impact of new local, state or federal legislation or regulations or opinions of counsel relating thereto or court decisions on our operations; the initiation of margin calls under our credit facilities; the ability of our servicing operations to maintain high performance standards and maintain appropriate ratings from rating agencies; our ability to expand origination volume while maintaining an acceptable level of overhead; our ability to adapt to and implement technological changes; the stability of residual property values; the outcome of litigation or regulatory actions pending against us or other legal contingencies; the impact of losses resulting from natural disasters; the impact of general economic conditions; and the risks that are from time to time included in our filings with the SEC, including our Annual Report on Form 10-K, for the year ended December 31, 2005 and our quarterly report on form 10-Q, for the period ending June 30, 2006. Other factors not presently identified may also cause actual results to differ. This document speaks only as of its date and we expressly disclaim any duty to update the information herein.

Investor Relations Contact

Jeffrey A. Gentle

816.237.7424